Exhibit 5.4

Osler, Hoskin & Harcourt LLP
620 8th Avenue — 36th Floor
New York, N.Y. 10018
212.867.5800 MAIN
212.867.5802 FACSIMILE

New York

Toronto

Montréal

Calgary

Ottawa

Vancouver

July 5, 2019

TO:	Osisko Gold Royalties Ltd
1100 avenue des Canadiens-de-Montréal, Suite 300
Montreal, Québec
Canada, H3B 2S2

Re:	Osisko Gold Royalties Ltd

Dear Ladies and Gentlemen:

We refer to the short form prospectus of Osisko Gold Royalties Ltd (the “Corporation”) (the “Prospectus”) relating to the offering by the Corporation of equity securities of the Corporation, forming part of the Registration Statement on Form F-10 (Registration No. 333-232320) filed by the Corporation with the U.S. Securities and Exchange Commission.

We hereby consent to the reference to our firm name on the cover pages of the Prospectus and under the headings “Eligibility for Investment,” “Certain Canadian Federal Income Tax Considerations” and “Legal Matters” in the Prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ OSLER, HOSKIN & HARCOURT LLP

OSLER, HOSKIN & HARCOURT LLP